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                                                                    EXHIBIT 8(b)
                                                                    ------------


[LOGO OF BNY WESTERN TRUST COMPANY]


                                                                C. Rodney Cooper
                                                                  Chairman & CEO
                                                        Telephone (213) 630-6300

                                                               September 5, 1997


Mr. Philip McKinley
Secretary
MEYERS INVESTMENT TRUST
8901 Wilshire Blvd.
Beverly Hills, CA  90211

RE: Custody Agreement dated as of May 9, 1996 between Meyers Investment Trust, formerly known as Meyers-Sheppard Investment Trust and Wells Fargo as original custodian names therein or acting as successor in interest, incorporated herein by reference, the "Custody Agreement."

     Account number 0819381-000.

Dear Mr. McKinley,

As you are aware, BNY Western Trust Company, a wholly owned subsidiary of The Bank of New York Company, Inc., has agreed to purchase the Custody business from Wells Fargo. With your consent, we will become successor Custodian and The Bank of New York, our affiliate, will be appointed by us to provide subcustody and related services.

We are presently working with Wells Fargo to effect the smooth transition of your assets. We ask that you sign the enclosed copy of this letter indicating your consent to the assignment of your Custody Agreement to BNY Western Trust Company. Once we are in receipt of this signed consent, we will contact you to determine a mutually agreeable date for the transfer of the assets. Once transferred, BNY Western Trust Company will assume responsibility for providing all services to you under the Custody Agreement.

Attached you will find some additional information about BNY Western Trust Company. If you have any questions regarding the transfer, please call Mona Milana at (213) 630-6336. We look forward to having the opportunity to provide you with the attention and quality service that has established us an industry leader in the securities processing business.


                                       Very truly yours,


                                   /s/ C. Rodney Cooper
                                       --------------------------------------
                                       C. Rodney Cooper
                                       Chairman and CEO



CONSENT AND AGREEMENT TO YOUR APPOINTMENT
AS SUCCESSOR CUSTODIAN AND THE ASSIGNMENT TO YOU
OF THE CUSTODY AGREEMENT


By: /s/ Philip McKinley
        -----------------------------------
        Name: Philip McKinley
        Title: Secretary
        Date: September 9, 1997